Exhibit 99.2
Bally’s Names Marcus Glover Executive Vice President and Chief Financial Officer and Appoints Jaymin B. Patel as Vice Chairman

Appointments support Bally’s ongoing global growth and diversification strategy

Marcus Glover	Jaymin Patel
PROVIDENCE, R.I., May 9, 2023 -- Bally’s Corporation (NYSE: BALY) today announced that Marcus Glover has been appointed as Bally’s Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). Bobby Lavan, Bally’s current CFO, will be leaving the Company to pursue another opportunity. He will be available to management, as needed, to ensure a seamless transition. Mr. Glover’s appointment is subject to receipt of customary regulatory approvals.

Mr. Glover is a senior executive in the hospitality and gaming industry with more than 20 years of experience. Most recently, Mr. Glover served as Chief Strategy Officer for QPSI LLC, a supply chain solutions and contract packaging company, where he was responsible for developing and executing the business’s growth strategy. Prior to that, Mr. Glover served as President and Chief Operating Officer of the Borgata Hotel, Casino & Spa, and President and Chief Operating Officer of the Beau Rivage Resort & Casino. Mr. Glover was also a senior executive with Caesars Entertainment in various positions, including Senior Vice President & General Manager for the Horseshoe Casino and Thistledown Racino, Assistant General Manager at Harrah’s/Caesars Entertainment in St. Louis, Missouri, and Vice President of Operations at Harrah’s/Caesars Entertainment in Biloxi, Mississippi. Mr. Glover holds an M.B.A. from The Duke University Fuqua School of Business and received a B.A. in Business Administration, Finance from Morehouse College.

Robeson Reeves, Bally’s CEO, said, “On behalf of the Board of Directors and the entire leadership team, I want to express my gratitude to Bobby for his leadership and contributions since joining Bally’s in 2021. Notably, Bobby led the acquisition, financing, and integration of Gamesys, which has been instrumental to the growth and diversification of our business. We wish Bobby all the best in his next chapter.”

Soo Kim, Chairman of Bally’s Board of Directors, said, “On behalf of the Board of Directors, I am excited to welcome Marcus to Bally’s. Marcus is a highly accomplished leader with a proven track record of driving transformational business strategies and demonstrated expertise in leading large, integrated resorts and casino gaming operations. I am confident that his experience and strong financial acumen make him the right leader to help Bally’s grow and achieve its long-term financial goals.”

Marcus Glover, Bally’s incoming EVP and CFO, said, “I am eager and honored to join the Bally’s team at such a transformative time for the Company. I look forward to working alongside an outstanding and smart group of leaders to advance the Company’s strategic goals, execute the strategic direction, implement operational efficiency and integration globally, and develop and invest in talent and innovation to best position the Company for continued growth and success.”

The Company also added additional depth to the senior finance team with the appointment of H.C. Charles Diao as Senior Vice President, Finance and Corporate Treasurer, reporting to Mr. Glover. Mr. Diao has substantial global financial management experience having recently spent nine years serving as Senior Vice President, Finance, Corporate Development, and Corporate Treasurer for DXC Technology Company/Computer Sciences Corp. In addition, Mr. Diao has many years of experience in financial advisory, M&A services and investments. He has two decades of experience on Wall Street with Prudential Securities and as a partner at Bear Stearns. Mr. Diao’s appointment is subject to receipt of customary regulatory approvals.

To support the integration of Bally’s diverse operations and global footprint, the Company also announced the appointment of Jaymin B. Patel as Vice Chairman of the Board. Mr. Patel will chair the newly created Operational Integration Committee to, among other things, oversee the Company’s global process for streamlining operations and reducing costs, as well as the creation of a global, coordinated corporate center. Mr. Patel has over 25 years of global experience in the gaming business having served in several public company executive and governance roles.

Soo Kim added, “The Board is pleased to appoint Jaymin as Vice Chairman to oversee the integration of our business at a very exciting time for Bally’s as we execute our long-term growth strategy. These appointments add substantial financial depth and global gaming management experience to our team as we execute on the exciting growth opportunities.”

About Bally’s Corporation

Bally’s Corporation is a global casino-entertainment company with a growing omni-channel presence of Online Sports Betting and iGaming offerings. It currently owns and manages 15 casinos across 10 states, a horse racetrack in Colorado and has access to OSB licenses in 18 states. It also owns Bally’s Interactive International, formerly Gamesys Group, a leading, global, online gaming operator, Bally Bet, a first-in-class sports betting platform, and Bally Casino, a growing iCasino platform.

With 10,500 employees, Bally’s casino operations include approximately 15,000 slot machines, 600 table games, and 5,300 hotel rooms. Upon completing the construction of a temporary casino facility in Chicago, IL, and a land-based casino near the Nittany Mall in State College, PA, Bally’s will own and/or manage 17 casinos across 11 states. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY”.

Investor and Media Contact

Jeff Chalson
Vice President of Corporate Development & Strategy
401-475-8564
InvestorRelations@ballys.com

Media Contact

Richard Goldman
Kekst CNC
646-847-6102
BallysMediaInquiries@kekstcnc.com